As filed with the Securities and Exchange Commission on August 4, 2017.
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
——
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
——
BLACK HILLS CORPORATION
(Exact name of registrant as specified in its charter)
——

South Dakota	46-0458824
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

——
625 Ninth Street
Rapid City, South Dakota 57701
(605) 721-1700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
——
Brian G. Iverson, Esq.
Senior Vice President and General Counsel
625 Ninth Street
Rapid City, South Dakota 57701
(605) 721-2305
(Name, address, including zip code, and telephone number, including area code, of agent for service)
——
WITH COPIES TO:
Brandon C. Mason, Esq.
Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
(612) 766-7000
——

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ X ]
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Exchange Act. (Check one)

Large accelerated filer [X]	Accelerated filer [ ]	Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]	Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. [ ]
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock, par value $1.00	331,668	N/A	N/A	$0

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include any additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)
These securities represent a portion of the 500,000 shares of common stock previously registered on Registration Statement No. 333-197894, which was filed on August 6, 2014. The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 415(a)(6) under the Securities Act with respect to 331,668 shares of common stock that remain unsold under such earlier Registration Statement.

PROSPECTUS

625 Ninth Street | Rapid City, South Dakota 57701 | (605)-721-1700

Direct Stock Purchase and Dividend Reinvestment Plan
331,668 Shares Common Stock ($1.00 Par Value)
CUSIP 092113 10 9

Black Hills Corporation offers you an opportunity to participate in our Direct Stock Purchase and Dividend Reinvestment Plan (the Plan). The Plan provides an economical and convenient method of purchasing and reinvesting cash dividends in additional shares of our Common Stock.

BENEFITS OFFERED BY THE PLAN
*
Invest as little as $250 by an initial investment or authorize automatic monthly withdrawals from a United States or Canadian financial institution of at least $25 per month for a minimum of ten consecutive transactions.

*	Purchase our Common Stock through cash investments made by check or automatic monthly withdrawals from a checking or savings account.
*	Elect to have cash dividends paid on all or a percentage of your shares automatically reinvested in additional shares of our Common Stock.
*	Deposit all or a portion of your Common Stock certificates for credit to your Plan account.
*	Purchase shares for the account of another person.
*	Transfer shares to the existing account of another participant or to a newly-created account of a person not participating in the Plan.
*	Sell shares held in the Plan and obtain certificates for shares held in the Plan.
*	Execute certain transactions via shareowneronline.com or by telephone.

The Administrator of the Plan is Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. Cash dividends and cash investments will be used to purchase shares of our Common Stock which, at our option, will be either newly issued or purchased by the Administrator on behalf of Plan participants in the open market. To the extent required by applicable law in certain jurisdictions, shares of Common Stock offered under the Plan to persons not presently shareholders are offered through Wells Fargo Advisors, LLC.

Our Common Stock is listed on the New York Stock Exchange under the symbol “BKH.” The price of newly issued shares of Common Stock will be the average of the high and low sale prices of our Common Stock, as reported on the New York Stock Exchange Composite Tape, on the applicable investment date. The price of shares purchased in the open market will be the weighted average price at which the Administrator acquires the shares plus a brokerage commission. The closing sale price of a share of our Common Stock on the New York Stock Exchange on August 3, 2017 was $69.68.

Investing in our Common Stock involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2017.

TABLE OF CONTENTS

About this Prospectus	3
Forward-Looking Statements	3
Black Hills Corporation	4
Risk Factors	5
Description of the Plan	5
Purpose	5
Advantages/Disadvantages	5
Administration	6
Eligibility for Participation	7
Account Forms	7
Enrollment	8
When to Join the Plan	9
Dividend Reinvestment	9
Optional Cash Investments	10
Changing Your Investment Options	11
Source of Shares Offered	11
Number of Shares to be Purchased	11
Price of Shares	11
When are Shares Purchased	12
Direct Registration System	12
How to Withdraw from the Plan	13
Withdrawal of Shares	13
Share Transfers and Gifts	14
Sale of Shares	14
Account Access	16
Stock Dividends and Stock Splits	17
Federal Income Tax Consequences	17
Foreign Shareholders	18
Voting of Shares	18
Safekeeping Services	19
Interpretation and Regulation	19
Modification and Discontinuation of Plan	20
Investment Summary and Fees	21
Use of Proceeds	22
Plan of Distribution	22
Experts	22
Legal Opinions	22
Where You Can Find More Information	23
Incorporate by Reference	23

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or the documents incorporated by reference in this prospectus is only accurate as of the date of those documents. Our business, financial condition and results of operations may have changed since those dates.

When we refer to “Black Hills,” “our company,” “we,” “us,” and “our” in this prospectus under the headings “Risk Factors,” “Forward-Looking Statements,” and “Black Hills Corporation,” we mean Black Hills Corporation, a South Dakota corporation, and all of its subsidiaries collectively unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to Black Hills Corporation (parent company only) and not any of its subsidiaries unless the context indicates otherwise.

ABOUT THIS PROSPECTUS

This prospectus replaces and supersedes our earlier Dividend Reinvestment and Stock Purchase Plan prospectus, dated August 6, 2014. This prospectus amends the Plan to:

•	Register shares for issuance under the Plan
•	Revise and update certain procedures within the Plan

The amendment and restatement of the Plan will be effective upon filing of the registration statement containing this prospectus with the Securities and Exchange Commission, or SEC. All current participants in our Plan will automatically continue in the Plan. If you do not wish to continue participation in the Plan, you should contact the Plan Administrator.

Please read this prospectus carefully. If you own shares now, or if you decide to buy shares in the future, please keep this prospectus with your permanent investment records, since it contains important information about the Plan.

The Plan does not represent a change in our dividend policy, which will continue to depend on future earnings, financial requirements and other factors. The payment of dividends is at the discretion of our board of directors, which may change the amount and timing of dividends at any time without notice.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements as defined by the SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical fact, including without limitation those statements that are identified by the words “anticipates,” “estimates,” “ intends,” “plans,” “predicts” and similar expressions, and include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.

Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties. Nonetheless, the Company’s expectations, beliefs or projections may not be achieved or accomplished.

Any forward-looking statement contained in this document speaks only as of the date on which the statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of the factors, nor can it assess the effect of each factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, and in any other documents incorporated by reference into this prospectus. You should consider these risks, uncertainties and other factors when considering any forward looking statement, and should not unduly rely on any forward looking statements.

BLACK HILLS CORPORATION

Black Hills Corporation, a South Dakota corporation, is a customer-focused, growth-oriented utility company headquartered in Rapid City, South Dakota. Our predecessor company, Black Hills Power and Light Company, was incorporated and began providing electric utility service in 1941. It was formed through the purchase and combination of several existing electric utilities and related assets, some of which had served customers in the Black Hills region since 1883. In 1956, we began producing, selling and marketing various forms of energy through non-regulated businesses.

We operate our business in the United States, reporting our operating results through our regulated Electric Utilities segment, regulated Gas Utilities segment, Power Generation segment, Mining Segment and Oil and Gas Segment as shown in the following table as of December 31, 2016.

Financial Segment	Description

Electric Utilities
Generates, transmits and distributes electricity to approximately 208,500 electric customers in South Dakota, Wyoming, Colorado and Montana. Our Electric Utilities own 941 MW of generation and 8,806 miles of electric transmission and distribution lines.

Gas Utilities
Serves approximately 1,030,800 natural gas utility customers in Arkansas, Colorado, Iowa, Nebraska, Kansas and Wyoming. Our Gas Utilities own 4,585 miles of intrastate gas transmission pipelines and 40,044 miles of gas distribution mains and service lines. On February 12, 2016, we acquired SourceGas Holdings, LLC, adding four regulated natural gas utilities serving approximately 431,000 customers in Arkansas, Colorado, Nebraska and Wyoming and a 512 mile regulated intrastate natural gas transmission pipeline in Colorado.

Power Generation	Produces electric power from its generating plants and sells the electric capacity and energy primarily to our utilities under long-term contracts.

Mining
Produces coal at our mine near Gillette, Wyoming, and sells the coal primarily under long-term contracts to mine-mouth electric generation facilities including our own regulated and non-regulated generating plants.

Oil and Gas
Engages in the exploration, development and production of crude oil and natural gas, primarily in the Rocky Mountain region, with a focus on divesting non-core oil and gas assets and retaining those best suited to assist utilities with the implementation of cost of service gas programs.

Our common stock is listed on the New York Stock Exchange under the symbol “BKH.” Our principal and executive offices are located at 625 Ninth Street, Rapid City, South Dakota 57701 and our telephone number is (605) 721-1700. Our Internet address is blackhillscorp.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

Before you decide to participate in the Plan, you should carefully consider the risks, uncertainties and any cautionary language or other information incorporated by reference in this prospectus, including the information in Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K, as supplemented by the information in our subsequent filings, including Part II, Item 1A, “Risk Factors,” in our Quarterly Reports on Form 10-Q filed since our most recent Annual Report on Form 10-K. The risks described in those reports are those that we consider to be the most significant to your decision whether to invest in shares of our Common Stock through the Plan. If any of the events described therein occurs, our business, financial condition or results of operations could be materially adversely affected. In addition, there are risks associated with participation in the Plan, as described below.

Risks Relating to Participation in the Plan

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your purchase authorization.

DESCRIPTION OF THE PLAN

The following question and answer statements constitute the full provisions of the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of the Company.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide participants with an economical and convenient method of purchasing our Common Stock. When we direct the Plan Administrator to purchase Common Stock directly from us, the Plan provides us with a cost-efficient way to raise additional capital.

Advantages/Disadvantages

2.	What are some of the advantages of participating in the Plan?

•	You have an economical and convenient method of automatically investing all or a portion of your cash dividends and/or making optional cash investments in shares of our Common Stock.

•	You may deposit all of your certificates of Common Stock with the Plan Administrator for safekeeping and credit to your Plan account.

•	You pay no commission on shares purchased when newly issued shares are purchased under the Plan.

•	Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to your account.

•
Since the Plan Administrator holds shares in your account in book-entry form, you will avoid the cost and risk associated with the storage, loss, theft or destruction of stock certificates. You may receive stock certificates without charge at any time, upon written request.

•	Regular statements of account provide simplified record keeping.

•	You can execute certain transactions over the telephone or online.

3.	What are some of the disadvantages of participating in the Plan?

•
You will not be able to precisely time your purchases through the Plan and will bear the market risk associated with the fluctuations in the price of the Common Stock pending the investment of funds under the Plan (see Question 17).

•
Sale of shares under the Plan are subject to market conditions, system availability, restrictions and other factors; therefore the actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed (see Question 24).

•	You will not earn interest on funds held by the Plan Administrator pending their investment (see Question 17).

•	You may not pledge the shares credited to your Plan account until you withdraw the shares from the Plan.

•	Plan accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation or any other entity.

Administration

4.	Who administers the Plan?

Wells Fargo Shareowner Services (the “Plan Administrator”) administers the Plan. The Plan Administrator is responsible for enrolling new participants in the Plan, reinvesting dividends, processing optional cash investments, processing share sale requests, depositing and safekeeping Plan shares, processing requests for certificates, and issuing account statements. You can obtain information about the Plan, the Plan Administrator or your Plan account by contacting the Plan Administrator online, by telephone or in writing as follows:

Contact Information
Internet
shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com

2.	Select Sign Up Now!

3.	Enter your Authentication ID* and Account Number

*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on. The Authentication ID will be physically mailed to the participant.

If you are a new investor:

1.	Go to shareowneronline.com

2.	Under Invest in a Plan, select Direct Purchase Plan

3.	Select Black Hills Corporation

4.	Under New Investors, select Invest Now

5.	Follow instructions on the Buy Shares page

Email
Go to shareowneronline.com and select Contact Us.

Telephone
1-800-468-9716 Toll-Free
651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*:
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified and overnight delivery
Wells Fargo Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

*If sending in a certificate for deposit, see Certificate Deposit and Withdrawal information.

When communicating with the Plan Administrator about an existing account, you should provide your account number and a daytime telephone number. Be sure to also refer to “Black Hills Corporation.”

The Plan Administrator is also responsible for purchasing and selling shares of Common Stock for participants’ Plan accounts, including the selection of the broker through which open market purchases and sales of Common Stock are made for the Plan. We have no control over the times or prices at which the Plan Administrator effects transactions in the open market or the selection of the broker used by the Plan Administrator to effect open market transactions.

If Wells Fargo Shareowner Services ceases to serve as Plan Administrator, we will designate its successor.

Eligibility for Participation

5.	Who is eligible to participate in the Plan?

Any interested investor, whether or not an existing shareholder of record of our Common Stock, is eligible to participate in the Plan. If you hold our Common Stock through a broker, bank or other nominee, please see Question 9 for information about how you may participate.

Regulations in certain countries may limit or prohibit participation in this type of Plan. Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

Account Forms

6.	What forms do I use to enroll in the Plan, request certain transactions or make changes to my Plan account?

You should obtain the proper form as described below and return it to the Plan Administrator. You may obtain these account forms by downloading the forms online or by contacting the Plan Administrator by telephone (see Question 4).

Account Authorization Form. An Account Authorization Form is used to enroll in the Plan, change address of record, select or change a dividend reinvestment option and, if you choose, authorize, change or terminate your automatic withdrawals and/or authorize automated account access.

Transaction Request Form. A Transaction Request Form is used to establish, change or terminate automatic monthly withdrawals, make optional cash investments, sell Plan shares, deposit share certificates, request certificates for Plan shares and terminate participation in the Plan. A Transaction Request Form is attached to each account statement mailed to participants.

Automated Request Authorization Form. An Automated Request Authorization Form is used to establish telephone access to your Plan account and enable you to conduct Plan transactions by telephone.

Direct Deposit of Dividends Authorization Form. A Direct Deposit of Dividends Authorization Form is used to establish electronic direct deposit of any dividend funds.

You can conduct certain Plan transactions by telephone and online without having to submit account forms to the Plan Administrator once you have established telephone or online account access (see Questions 26 and 27). Questions 7 and 28 describe how you can establish online account access.

Enrollment

7.	How do I enroll in the Plan?

You may enroll in the Plan online or by completing an Account Authorization Form and returning it to the Plan Administrator.

Online. You can enroll online at shareowneronline.com. At the time of establishing online account access, you will be required to provide certain information such as: social security number(s), account number(s), company name (Black Hills Corporation) and email address in order to complete the enrollment process. After establishing online account access, you will be able to view your account online and conduct certain transactions online (see Questions 27 and 28).

Mail. You can also enroll by completing an Account Authorization Form and returning it to the Plan Administrator at the address set forth in Question 4. You can obtain an Account Authorization Form at any time by going online or by contacting the Plan Administrator at the address or telephone number stated in Question 4.

In addition to the enrollment procedures described above, interested investors who are not already shareholders of record must make an initial investment as set forth in Question 8.

8.	Are there any additional enrollment requirements for investors who are not already shareholders?

If you are not already a shareholder of record, you must make an initial investment of at least $250 or authorize automatic monthly withdrawals from your United States or Canadian financial institution account and corresponding investments of at least $25 for a minimum of ten consecutive transactions.

9.	How do I participate if my shares are held for me in the name of my bank or broker?

Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank nominee or trustee) may participate in the Plan by one of the following three ways.

•	Beneficial owners may participate by having at least one of their shares registered into their own names.

•
Beneficial owners can make arrangements for such participation with the broker or fiduciary institution in whose name the stock is registered without having to transfer any shares into their own names, if the broker or fiduciary institution agrees to provide such a service. In this case, it is the broker or fiduciary institution that becomes a participant in the Plan.

•
A beneficial owner can enroll in the Plan by completing an Account Authorization Form and making the initial investment that is required for investors who are not already shareholders (see Question 8).

When to Join the Plan

10.	When may I join the Plan?

You may join the Plan at any time. If you are a shareholder of record and have elected to have your cash dividends reinvested and the Account Authorization Form is received by the Plan Administrator before the record date for the payment of a dividend, then the dividend will be used to purchase additional shares of Common Stock for you. If the Account Authorization Form is received after the record date for a dividend, the reinvestment of dividends will not start until payment of the next dividend. Dividend payment dates for Common Stock dividends will generally be March 1, June 1, September 1 and December 1. Record dates will usually be about ten to fifteen days prior to the dividend payment dates.

The payment of dividends on our Common Stock is at the discretion of our Board of Directors, subject to applicable regulatory or contractual restrictions. There is no guarantee that we will pay dividends in the future. The timing and amount of future dividends, if any, will depend on earnings, cash requirements, the financial condition of Black Hills and its subsidiaries, applicable government regulations and other factors relevant by our Board.

Dividend Reinvestment

11.	How does dividend reinvestment work?

You will need to select one of three dividend reinvestment options offered through the Plan when you enroll. Your selection will apply to shares held in your Plan account and shares registered in your name. You may change your selection at any time by following the instructions in Question 13.

Your three dividend reinvestment options are as follows:

Full Dividend Reinvestment (RD). All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (“DRS”), will be used to purchase additional shares of Common Stock. The participant will not receive cash dividends from Black Hills; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account.

Partial Dividend Reinvestment (RX-N). A participant may elect to reinvest a portion of the dividend in shares of Common Stock and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated United States or Canadian financial institution.

An example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the Plan, 15 in physical certificate form and 15 shares in book entry DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

Optional Cash Investments Only (RPO). All dividends payable to the participant will be paid in cash. This includes the dividend payable on all shares held in the Plan, any shares held in physical certificate form or held through book entry DRS. The participant’s dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly to a designated United States or Canadian financial institution.

If you do not select an option, the Plan Administrator will default your choice to full reinvestment. Regardless of your choice of dividend reinvestment option, you may make optional cash investments at any time.

Optional Cash Investments

12.	How do I make optional cash investments?

You can make optional cash investments by authorizing automatic withdrawals from your designated United States or Canadian financial institution or by sending a check in U.S. funds payable to Shareowner Services at any time. You can vary your optional cash investments from a minimum of $25 per transaction up to a maximum of $25,000 per month. If you are not already a shareholder of record, your initial investment must be at least $250 or you must authorize automatic monthly withdrawals from your designated United States or Canadian financial institution account and corresponding investments of at least $25 for a minimum of ten consecutive transactions.

Check. When making optional cash investments by check, you must include a completed Transaction Request Form. A Transaction Request Form is attached to your account statement. You can also obtain a Transaction Request Form by contacting the Plan Administrator (see Question 4).

You should make your checks payable to Shareowner Services, include your account number on your check and refer to Black Hills Corporation. You should mail your check directly to the Plan Administrator at the address set forth in Question 4. Do not mail checks to Black Hills Corporation.

Your check must be in U.S. dollars and drawn on a United States or Canadian financial institution. Cash, money orders, traveler’s checks or third party checks are not accepted.

You may obtain a refund of any cash investment upon request received by the Plan Administrator on or before the second business day prior to the date on which it is to be invested. However, the Plan Administrator will not make any refunds until it has actually collected the funds from any check.

If any optional cash contribution, including payments by check or automatic withdrawal, is returned for any reason, the Plan Administrator will remove from the participant’s account any shares purchased upon prior credit of such funds, and will sell those shares. The Plan Administrator may sell other shares in the account to recover the fee for returned or rejected funds for each optional cash contribution returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

Automatic investments. A participant may setup a semi-monthly or monthly automatic withdrawal from a designated United States or Canadian financial institution. The request may be submitted online, by telephone or by sending an Account Authorization Form by mail. Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from the participant’s designated financial institution on or about the 4th and/or the 20th day of each month and will be invested in our Common Stock within five (5) trading days. Changes or a discontinuation of automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to the participant’s statement. To be effective with respect to a particular investment date, a change request must be received by the Plan Administrator at least 15 trading days prior to the investment date.

You will not receive any confirmation of the transfer of funds other than as reflected in your monthly Plan account statement and in your bank statement.

Changing Your Investment Options

13.	May I change my investment options under the Plan?

You may change your investment options at any time by making the request online, contacting the Plan Administrator by telephone, or completing and returning an Account Authorization Form (see Questions 26 and 27 regarding telephone and online transactions). The Plan Administrator must receive notice of your change in dividend reinvestment option before the record date for the payment of the dividend in order for the change to be effective with that dividend.

Source of Shares Offered

14.	What is the source of shares purchased under the Plan?

Shares purchased by the Plan Administrator under the Plan may come from:

•	our authorized but unissued shares of Common Stock,

•	shares of Common Stock purchased through the Plan Administrator on the open market, or

•	a combination of the foregoing.

Number of Shares to be Purchased

15.	How many shares will be purchased for me?

The number of shares of Common Stock purchased for you will depend on the amount of cash dividends being reinvested, if any, the amount of your optional cash investments, if any, and the purchase price per share for the applicable purchase date. Income tax withholding may be deducted from your cash dividend if you fail to give the Plan Administrator your social security number or if you are a foreign shareholder (see Question 31). Both whole and fractional shares will be purchased, with the latter computed to three decimal places. Shares purchased, including fractional shares, will be credited to your Plan account.

Price of Shares

16.	What will be the price of shares of Common Stock purchased under the Plan?

If we elect to satisfy the requirements of the Plan with shares of Common Stock purchased on the open market, the price of such shares for both dividend reinvestment and optional cash payments will be the weighted average price at which the Plan Administrator acquires the shares for all Plan participants plus a brokerage commission.

If we elect to satisfy the requirements of the Plan with newly issued shares of Common Stock, the price of such shares will be 100 percent of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange – Composite Transactions on the applicable investment date. No shares of Common Stock will be sold under the Plan at less than their par value per share ($1.00).

When are Shares Purchased?

17.	When are shares purchased under the Plan?

The timing of purchases under the Plan depends on whether the Plan Administrator is reinvesting dividends or investing initial and optional cash investments.

Dividend Reinvestment. The Plan Administrator expects to reinvest cash dividends on the applicable dividend payment date or, if the dividend payment date is not a trading day, the next trading day following the dividend payment date. The date of any such reinvestment is referred to as an “investment date.”

Initial and Optional Cash Investments. Any initial, recurring or one-time optional cash investment (a) will be invested generally within five (5) trading days of its receipt or (b) if received in a week in which a cash dividend is paid, the investment may not occur until the dividend payment date or, if the dividend payment date is not a trading day, the next trading day following the dividend payment date. The date of any such investment is referred to as an “investment date.”

The Plan Administrator expects to complete all purchases on the applicable investment date, subject to any waiting periods required under applicable laws or stock exchange regulations.

The Plan Administrator will not be liable for any claim arising out of failure to purchase stock on a certain date or at a specific price. You bear this risk by participating in the Plan.

You will not earn interest on funds held by the Plan Administrator pending their investment in Common Stock. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain “Permitted Investments.” For purposes of this Plan, “Permitted Investments” shall mean the Plan Administrator may hold the funds uninvested or invested in select Wells Fargo deposit products. The Plan Administrator will retain any investment income from such investments and will bear the risk of loss from such investments.

Direct Registration System

18.	What is Direct Registration System?

We are a participant in the Direct Registration System (DRS). DRS is a method of recording shares in book-entry form. Book-entry means that your shares are registered in your name on the books of the Company without the need for physical certificates and are held separately from any Plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS you can eliminate the risk and cost of storing certificates in a secure place; eliminate the cost associated with replacing lost, stolen, or destroyed certificates; and move shares electronically to your broker. Any future share transactions involving the Plan will be issued in book-entry form rather than physical certificates unless otherwise specified by the requester.

19.	Can I have my shares electronically transferred?

You may choose to have a portion or all of your full book-entry or Plan shares delivered directly to your broker by contacting your broker. When using your broker to facilitate a share movement, provide them with a copy of your DRS account statement.

How to Withdraw from the Plan

20.	When and how can I withdraw from the Plan?

You can terminate your participation in the Plan at any time by submitting the appropriate information on the Transaction Request Form attached to your account statement or by submitting a written request, which includes your account number and references “Black Hills Corporation” to the Plan Administrator. Your written request for termination should be signed by the authorized signers as they appear on their account statement. You may also terminate your participation in the Plan by telephone if you have automated account access (see Question 26).

If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to you. Future dividends will be paid to you in cash, unless you rejoin the Plan.

The Plan Administrator must receive requests to terminate automatic withdrawals from a financial institution at least 15 business days prior to the scheduled withdrawal date to ensure that your request is effective as to the next optional cash investment.

Upon termination of your participation in the Plan, the Plan Administrator will convert the number of whole shares in your Plan account to book-entry (DRS) (or send you a certificate representing that number of shares upon written request), and will send you a check, less any applicable brokerage commissions and service fees, for your fractional share interest. If you request, the Plan Administrator will sell some or all Plan shares on your behalf. After the settlement of the sale, the Plan Administrator will send you a check, less the applicable brokerage commissions and service fees, and a DRS statement (or a certificate if requested) representing any whole shares not sold. If no election is made in the request for termination, full Plan shares will be converted to book-entry (DRS) and a check will be issued for the fractional share, less any applicable brokerage commissions and service fees. In every case, the participant’s interest in a fractional share will be settled in cash at the current market price.

If you submit a request to sell all or part of your Plan shares, and you request net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

The Plan Administrator can terminate your participation in the Plan if you do not own at least one full share in your name or hold at least one full share through the Plan.

Withdrawal of Shares

21.	Can I withdraw shares from my Plan account?

If you wish to remain in the Plan but withdraw full shares, you may do so at any time online at shareowneronline.com (see Question 28), by returning the Transaction Request Form attached to your account statement to the Plan Administrator or by contacting the Plan Administrator by telephone (see Question 26). Any remaining whole or fractional shares will remain in your Plan account.

Withdrawal of the entire share balance from the Plan will be considered a termination. If you request to transfer all shares in your Plan account between a dividend record date and dividend payment date, your transfer request will be processed and a separate dividend check will be mailed to you. You may elect to re-enroll at any time by submitting a completed Account Authorization Form to the Plan Administrator.

Share Transfers and Gifts

22.	May I transfer Plan shares to another person?

You may transfer Plan shares to another person subject to compliance with any applicable laws. To do this, you must complete and sign a Stock Power Form and return the completed executed Stock Power Form to the Plan Administrator. Your signature on the Stock Power Form must be medallion guaranteed by an eligible financial institution. You can obtain a Stock Power Form online or by contacting the Plan Administrator by telephone.

To transfer shares to an existing account of another Plan participant, provide the participant’s name and account number on the Stock Power Form. If the recipient is not already a participant in the Plan, you can instruct the Plan Administrator to open an account for the recipient. You can do this by submitting an Account Authorization Form and choosing a dividend reinvestment option for the recipient. You can also instruct the Plan Administrator to issue a share certificate in the recipient’s name upon written request.

The Plan Administrator will use the following guidelines to execute share transfers when specific instructions are not provided on the Stock Power Form:

•	When transferring shares to a Plan participant, the Plan Administrator will transfer the shares to the participant’s existing account.

•
When transferring shares to a current shareholder not participating in the Plan, the Plan Administrator will issue the shares in the shareholder’s name in a Plan account rather than physical certificates unless otherwise specified by the requestor in writing.

•
When transferring shares to a person who is not a current shareholder, the Plan Administrator will automatically open up an account for the person and enroll them in the Plan. The Plan Administrator will select the “Full Dividend Reinvestment” option for this account. The shareholder can change this dividend reinvestment option at any time (see Question 13).

23.	May I purchase shares for others?

You may purchase shares of Common Stock for others by making cash investments on their behalf. If the recipient is not already a participant in the Plan, you must have them complete an Account Authorization Form and return the completed form to the Plan Administrator together with either an initial investment of at least $250 or authorization for automatic withdrawals from a designated United States or Canadian financial institution and corresponding investments of at least $25 for a minimum of ten consecutive transactions. If the participant is already a participant in the Plan, you can submit a check of at least $25 with the recipient’s account number and name on it.

Sale of Shares

24.	How can I sell shares in my Plan account?

You may request at any time that the Plan Administrator sell some or all of the shares held in your Plan account online, by telephone or through the mail (see Questions 4, 26 and 27).

If the current market value of the shares requested to be sold is $50,000 or less, and you have previously authorized automated account access, you may sell Plan shares by contacting the Plan Administrator by telephone or requesting the sale online. This limitation has been set to help protect against unauthorized sales. In addition, the Plan Administrator, for any reason at its sole discretion and at any time, has the right to decline to process a telephone or online sale request and in its place require written submission of the sales request.

The Plan Administrator will mail a check by first class mail as soon as administratively possible after settlement date for the proceeds from the sale of the shares, less applicable brokerage commissions and service fees. If you request net proceeds (of $10,000 or less) to be automatically deposited directly into your United States or Canadian financial institution, then you must provide a voided blank check for a checking account or blank saving deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, then a written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

You may instruct the Plan Administrator to sell shares under the Plan in one of four ways – through a Batch Order, Market Order, Limit Order (Day Limit Order, Good-‘Til-Date/Canceled Limit Order) or Stop Order.

Batch Order (online, telephone, mail): Requests by participants to sell shares are aggregated and the total of all shares are sold on the open market. Batch order sale requests will be completed by the Plan Administrator no later than five business days. The price per share sold will not be known until the sales are completed and will always be the weighted-average price for all shares sold for the plan on the trade date. Once entered a Batch Order request cannot be canceled.

Market Order (online or telephone): During market hours, sale requests will be promptly submitted by the Plan Administrator to a broker (generally within 30 minutes from when the trade order is placed). The sale will be at the prevailing market price when the trade is executed. Once entered, a market order request cannot be canceled. Sale requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Limit Order (online or telephone):

Day Limit Order – Sale requests for a day limit order will be promptly submitted by the Plan Administrator to a broker. The sale will be executed when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The request will be automatically canceled if the price is not met by the end of the trading day. Once entered, a Day Limit Order cannot be canceled by the participant.

Good-‘til-date/canceled (GTD/GTC) Limit Order – Requests to sell shares with a GTD and GTC limit order will be promptly submitted by the Plan Administrator to broker. The sale will be executed when and if the stock reaches or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The request is automatically canceled if the price is not met by the end of the order period.

Stop Order (online or telephone): Requests to sell shares will be promptly submitted by the Plan Administrator to a broker for a stop order. The sale will be executed when the stock reaches a specified price, at which time the order becomes a market order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant. The plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

If you wish to sell any shares currently held in certificate form, you may send them in for deposit to your Plan account and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.

The Plan Administrator will make every effort to process your sale order on a timely basis. Sale requests involving multiple transactions may experience a delay. The Plan Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. Neither the Bank nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. You bear the risk by participating in the Plan.

Share sales by our employees, Affiliates and Section 16 officers must be made in compliance with our Insider Trading Policy.

25.	Will I incur any expenses in connection with the sale of shares under the Plan?

The Plan Administrator charges a service fee per transaction and a brokerage commission per share sold. The Plan Administrator deducts these fees directly from the sale check or direct bank deposit (see the fee schedule in Question 37).

Account Access

26.	May I execute transactions by telephone?

In order to conduct transactions by telephone, you will need to authorize automated access for your account and select a personal identification number for security purposes. You can obtain an Automated Request Authorization Form from the Plan Administrator (see Question 4). After you have authorized automated access, you will be able to:

•	Change your dividend reinvestment option;

•	Change the dollar amount or terminate automatic monthly withdrawals from your financial institution account; and

•	Sell all or a portion of your Plan shares, if the current market value of shares to be sold is $50,000 or less and you have an account at a United States or Canadian financial institution.

27.	May I view my account information and execute transactions online?

In order to conduct transactions online, you will need to establish online access to your account in the manner described in Question 28. The Plan Administrator maintains a website at shareowneronline.com that allows you to view your account balance, stock values, dividend information, reinvestment details and other helpful information. You can use online access to:

•	Enroll in the Plan;

•	Change your dividend reinvestment option;

•	Authorize, change or terminate automatic withdrawals from your financial institution account;

•
Sell all or a portion of your Plan shares, if the current market value of the shares to be sold is $50,000 or less, you have an account at a United States or Canadian financial institution and, for joint accounts, you have previously authorized automated account access (you can obtain an Automated Request Authorization Form from the Plan Administrator – see Question 4); and

•	Update your personal information.

28.	How do I establish online access?

Participation in the Plan through the Plan Administrator’s online service is voluntary.
To establish online access go to shareowneronline.com. (see Question 4)

After you have successfully signed up, you will be able to access your account immediately. You will also receive written confirmation to your mailing address on file that your account has been activated for online access.

Accounts that are registered in the name of an investment club, corporation, or partnership will not be allowed online access. Please note: additional access restrictions may apply.

Stock Dividends and Stock Splits

29.	What happens if Black Hills Corporation issues a stock dividend or declares a stock split?

Any Black Hills shares held in the Plan are eligible to receive stock distributions for any stock dividends or stock split that Black Hills declares. The shares distributed (whole and fractional) will be allocated directly to your Plan account.

Federal Income Tax Consequences

The federal income tax information in Question 30 is provided only as a guide to noncorporate participants who hold shares of our Common Stock as a capital asset (generally, for investment) and is based upon the federal tax law in effect on the date of this prospectus and is subject to change or differing interpretations, possibly with retroactive effect. You should consult with your own tax advisors for more specific information on rules regarding the tax consequences of the Plan under federal and state income tax laws and the tax basis of shares held under the Plan in special cases, such as death of a participant or a gift of Plan shares.

Because state income tax laws vary between states, information on state tax consequences is not discussed in this prospectus. You should consult with your own tax advisors regarding the tax consequences of Plan participation under the specific state income tax laws to which you are subject.

30.	What are the Federal income tax consequences of participating in the Plan?

Participants in the Plan generally have the same federal income tax obligations with respect to dividends on the Common Stock as do shareholders who are not participants in the Plan. You are urged to consult your own tax advisors regarding the treatment of dividend income in light of your particular circumstances.

Participants in the Plan will not recognize any income for federal income tax purposes upon the purchase of shares of Common Stock with initial investments and optional cash payments.

In order to determine the tax basis of shares purchased under the Plan and for other tax consequences, you should consult with your tax advisor. As a general rule, the tax basis of shares (or any fraction of a share) of Common Stock purchased under the Plan will be equal to the purchase price for those shares (or share), including any brokerage commissions. The holding period for shares of Common Stock purchased under the Plan (or a fraction thereof) will begin on the day following the purchase date.

A participant will not realize any federal taxable income upon receipt of certificates for whole shares of Common Stock previously credited to the participant’s account, whether upon request, withdrawal from the Plan, or our termination of the Plan. However, gain or loss generally will be realized when a participant sells or otherwise disposes of shares and with respect to any cash payment by us for a fractional share.

The gain or loss will be equal to the difference between the amount received for shares (or a fractional share) and the participant’s tax basis in the shares. If shares of Common Stock purchased under the Plan are held for more than one year, the gain or loss realized upon the sale generally will be long-term capital gain or loss; if the shares are held for a shorter period, the gain or loss will be short-term capital gain or loss. The maximum federal income tax rate for individual taxpayers on adjusted net capital gain (that is, generally, the excess of the taxpayer’s net long-term capital gain over the taxpayer’s net short-term capital loss) is 20%.

This Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time. You are advised to consult with your own tax advisor regarding tax consequences of participation in the Plan and the determination of the tax basis of any shares sold.

If you fail to furnish a properly completed Form W-9 or its equivalent, then the federal income tax “backup withholding” provisions will require us to withhold tax from any dividend and sales proceeds.

Foreign Shareholders

31.	What provision is made for foreign shareholders whose dividends are subject to income tax withholding?

A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Foreign Entity owned accounts may also be subject to 30% withholding on all applicable U.S. sourced income, including dividends, as required by the Foreign Account Tax Compliance Act (“FATCA”). Gross proceeds received from the sale, maturity or exchange of securities that can produce U.S. sourced dividends or interest will also be subject to potential FATCA withholding effective on January 1, 2019. Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the U.S. Internal Revenue Code.

Foreign shareholders should seek advice from an independent tax advisor regarding the tax consequences to them of participating in the Plan and of acquiring, owning, and disposing of shares of our Common Stock.

Optional cash payments received from foreign shareholders in the form of a check must be in United States dollars and drawn on a United States or Canadian bank and will be invested in the same manner as payments from other participants.

Voting of Shares

32.	How will shares held in my Plan account be voted at meetings of shareholders?

For each meeting of shareholders, you will receive proxy materials that allow you to vote your Plan shares by proxy. If you do not return the proxy or return it unsigned, none of your shares will be voted unless you vote in person.

You are encouraged to read the information carefully. Votes may be submitted online, by telephone or by returning the signed, dated proxy card. Your shares will be voted in accordance with the most recent submitted instructions.

Safekeeping Services

33.	May I deposit certificated shares in my account?

You may deposit Common Stock certificates in your possession with the Plan Administrator for safekeeping. Deposited shares represented by Common Stock certificates will be credited to your Plan account. Thereafter, the shares will be treated in the same manner as shares purchased through the Plan.

You are responsible for maintaining your own records on the cost basis of certificated shares deposited with the Plan Administrator.

To use this service, you must send your certificates to the Plan Administrator, accompanied by the Transaction Request Form attached to your account statement. Do not endorse the certificates or complete the assignment section on the back of the certificates.

Because you bear the risk of loss when sending stock certificates through the mail, we recommend that you send them registered and insured for at least 3% of the current market value of the shares represented thereby.

Optional Mail Loss Insurance

The participant is advised that choosing registered, express or certified mail alone will not provide full protection should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. The Plan Administrator can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to ‘WFSS Surety Program’, along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date.

Claims related to lost certificates under this services must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

34.	May shares remain in the Plan if participation is discontinued?

No. Upon withdrawal from the Plan, Participants must elect either to receive their Plan shares in kind or sell them and receive the cash proceeds (see Question 20).

Interpretation and Regulation

35.	Who interprets and regulates the Plan?

We reserve the right to interpret and regulate the Plan as deemed desirable or necessary. We and the Plan Administrator will not be liable for any act done in good faith or for any omission to act in good faith including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon the participant’s death prior to receipt of written notice of the death, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made, check clearing or fluctuations in the market value of our Common Stock.

You should recognize that we and the Plan Administrator cannot assure you of profits, or protect you against losses, on the shares purchased under the Plan.

You should be aware and are cautioned that this prospectus does not provide you with a guarantee regarding the frequency or amount of future dividends, which will continue to depend upon our future earnings, financial requirements and other factors.

The Plan Administrator is acting solely as agent for us and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan.

The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or us.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys shall not be liable for any actions taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as administratively possible under the circumstances.

Modification and Discontinuation of Plan

36.	May the Plan be modified or discontinued?

We reserve the right to suspend, modify or terminate the Plan at any time. Notification of any suspension, material modification or termination of the Plan will be sent to all affected participants in the Plan.

Investment Summary and Fees

37.	Will I incur any fees or expenses participating in the Plan?

You will pay no fees and expenses when purchasing newly issued shares either with reinvested dividends or optional cash payments. Participants will be required to pay an aggregate price reflecting brokerage commissions for shares purchased in the open market. Participants will not be able to choose between newly issued shares or market purchases. If you terminate participation in the Plan and elect to have the Plan Administrator sell shares, you will pay a transaction service fee plus brokerage commissions (see Question 25). The following summary and fees apply to your participation in the Plan:

Summary

Minimum cash investments
Minimum one-time initial purchase for new investors*	$250.00
* Or 10 minimum recurring automatic investments	$25.00
Minimum one-time optional cash purchase	$25.00
Minimum recurring automatic investments	$25.00
Maximum cash investments
Maximum monthly investment	$25,000.00
Dividend reinvestment options
Reinvest options	Full, Partial, None

Fees

Investment fees
Initial enrollment (new investors only)	Company Paid
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	$0.06
Optional cash purchase trading commission per share	$0.06
Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.15
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$20.00 per year

USE OF PROCEEDS

We have no basis for estimating either the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the price at which such shares will be sold. We will receive no proceeds from open market purchases of Common Stock under the Plan. We expect to use the proceeds from the sale of newly issued shares of Common Stock pursuant to the Plan for corporate development or general corporate purposes, which may include the repayment of short-term borrowings incurred for such purposes.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases shares of our Common Stock in the open market, we will sell directly to you, through the Plan Administrator, the shares of Common Stock acquired under the Plan.

Shares of Common Stock acquired under the Plan may be resold in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our Common Stock currently is listed on the New York Stock Exchange under the trading symbol “BKH.”

In connection with any optional cash investment or dividend reinvestment in which the Plan Administrator purchases shares of Common Stock in the open market, you will pay a per share brokerage commission. You also will have to pay a transaction service fee and a per share brokerage commission in connection with any voluntary sale of shares from your Plan account. For additional information, see Question 37. There are no transaction or trading fees associated with the acquisition of newly issued shares from us.

We reserve the right to deny, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

Our Common Stock may not be available under the Plan in all states or other jurisdictions. We are not making an offer to sell our Common Stock in any state or other jurisdiction where the offer or sale is not permitted.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Black Hills Corporation and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 2016 included in our Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated by reference in this prospectus from the reserve report of Cawley, Gillespie & Associates, Inc., independent petroleum engineers, given on the authority of Cawley, Gillespie & Associates, Inc. as experts in such matters.

LEGAL OPINIONS

The validity of the Common Stock offered by this prospectus will be passed upon for Black Hills Corporation by Brian G. Iverson, Senior Vice President - General Counsel of Black Hills. As of August 4, 2017, Mr. Iverson owns, directly or indirectly, 25,502 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 with respect to the Common Stock offered by this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the Common Stock offered by this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement and the reports and other information we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides online access to reports, proxy and information statements and other information regarding companies that file electronically with the SEC at the address http://www.sec.gov.

INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the SEC will also automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below that we previously filed with the SEC (SEC File No. 1‑31303) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable SEC rules) until the termination of the offering made under this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2017;

•	Our Current Reports on Form 8-K filed on January 31, 2017 and April 28, 2017; and

•
The description of our common stock contained in our registration statement on Form 8-A, dated April 19, 2002, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain a copy of these filings, at no cost, from our website (blackhillscorp.com) or by writing or telephoning us at the following address:

Black Hills Corporation
PO Box 1400
Rapid City, South Dakota 57709
Attention: Investor Relations
(605) 721-1700

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

All amounts, which are payable by the Registrant, are estimates, except for the SEC registration fee.

SEC registration fee	$0
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Transfer agent’s fees and expenses	65,000
Miscellaneous	5,000
Total	$90,000

Item 15.  Indemnification of Directors and Officers.

Section 47-1A-851 of the South Dakota Codified Laws allows a corporation to indemnify any person who was, is, or is threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against judgments, settlements, penalties, fines and reasonable expenses (including attorneys' fees) incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be, in the case of conduct in an official capacity, in the best interests of the corporation, and in all other cases, at least not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Unless ordered by a court, the corporation may not indemnify a director (a) in respect of a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct in Section 47-1A-851, or (b) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director's official capacity.

Our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including all appeals, by reason of the fact that such person is or was serving or has agreed to serve as a director or officer of us or, at our request, of another corporation or entity, who acted in good faith and in a manner which such person reasonably believed to be within the scope of such person’s authority and in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe their conduct was unlawful, against liability incurred by such person in connection with the defense or settlement of such action or suit and any appeal therefrom. With respect to proceedings by or in our right to procure judgment in our favor, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity. In addition, we have entered into specific agreements with our directors and officers providing for indemnification of such persons under certain circumstances.

Our Articles of Incorporation also eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duty as directors. This provision, however, does not eliminate a director’s liability (a) for any breach of the director’s duty of loyalty to us or our shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful distributions by directors in violation of the South Dakota Codified Laws, or (d) for any transaction for which the director received an improper personal benefit.

i

We carry directors’ and officers’ liability insurance to insure our directors and officers against liability for certain errors and omissions and to defray costs of a suit or proceeding against an officer or director.

Item 16.  Exhibits.

The exhibits to this registration statement are listed on the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17.  Undertakings.

(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:
(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rapid City, State of South Dakota on August 4, 2017.

BLACK HILLS CORPORATION
By: /s/ David R. Emery
David R. Emery
Chairman and Chief Executive Officer

Each of the undersigned officers and directors of Black Hills Corporation, a South Dakota corporation, hereby constitutes and appoints David R. Emery and Brian G. Iverson, and each of them, as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments and supplements) to this Registration Statement, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David R. Emery David R. Emery	Director, Chairman and Chief Executive Officer (principal executive officer)	August 4, 2017
/s/ Richard W. Kinzley Richard W. Kinzley	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	August 4, 2017
/s/ Michael H. Madison Michael H. Madison	Director	August 4, 2017
/s/ Linda K. Massman Linda K. Massman	Director	August 4, 2017
/s/ Steven R. Mills Steven R. Mills	Director	August 4, 2017
/s/ Robert P. Otto Robert P. Otto	Director	August 4, 2017
/s/ Rebecca B. Roberts Rebecca B. Roberts	Director	August 4, 2017
/s/ Mark A. Schober Mark A. Schober	Director	August 4, 2017
/s/ Teresa A. Taylor Teresa A. Taylor	Director	August 4, 2017
/s/ John B. Vering John B. Vering	Director	August 4, 2017
/s/ Thomas J. Zeller Thomas J. Zeller	Director	August 4, 2017

INDEX TO EXHIBITS

Exhibit Number	Description

4.1
Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (file no. 001-31303/film no. 14642377)).

4.2
Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K filed on April 28, 2017 (file no. 001-31303/film no. 17794139)).

4.3
Form of Stock Certificate for Common Stock, Par Value $1.00 Per Share (incorporated herein by reference to Exhibit 4.9 to the Registrant’s Registration Statement on Form S-3 filed on November 27, 2002 (file no. 333-101541/film no. 02843563).

5	Opinion of Brian G. Iverson regarding the legality of the Common Stock.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Brian G. Iverson (included in Exhibit 5).

23.3	Consent of Cawley, Gillespie & Associates, Inc.

24	Power of Attorney (included on the signature page to this Registration Statement).

v